Exhibit 23.1

RRBB Letterhead

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 16, 2012, on the financial statements of Focus Gold Corporation, which report appears in the February 29, 2012 Annual Report to the Shareholders of Focus Gold Corporation.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

October 15, 2012